UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

YOUR COMMUNITY BANKSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

2016 PROXY STATEMENT

Notice of Annual Meeting of Shareholders

to be held May 17, 2016

April 7, 2016

Dear Fellow Shareholders:

I am pleased to invite you to attend the Annual Meeting of Shareholders of Your Community Bankshares, Inc., which will be held at the Company’s Main Office, located at 101 West Spring Street, New Albany, Indiana, on Tuesday, May 17, 2016 at 9:00 a.m., Eastern Daylight Time.

At the meeting, we will ask our shareholders to ratify the selection of Crowe Horwath LLP as our independent registered public accounting firm, to elect our three director nominees, and to provide nonbinding advisory approval of our executive compensation programs (“Say-On-Pay”).

It is important that your shares be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person.  We urge you to vote by Internet, telephone, or by marking, signing, dating, and mailing your proxy card today, even if you plan to attend the Annual Meeting.  This will ensure that your vote is counted if you are unable to attend.  (Please refer to the “Voting Information” section on page 31 on how to cast your vote.)

Again this year we are furnishing our proxy materials to shareholders over the Internet. You can view the proxy materials at www.proxyvote.com.  If you hold your shares in a stock brokerage account, by a bank, broker, trustee, or other nominee, then your bank, broker, trustee, or other nominee will separately contact you and give you instructions on how to vote.  If you are a shareholder of record, you should have received in the mail our Notice of Availability of Proxy Materials (“Meeting Notice”) along with a proxy card (“Proxy Card”).  Please retain these notices and the Proxy Card, because these documents contain information and the access control number that you must have in order to vote by Internet or telephone.

Coffee and pastries will be served from 8:30 a.m. until 9:00 a.m., for those who would like something before the meeting begins.

We feel that the Annual Meeting is an important opportunity to communicate with our shareholders and we look forward to seeing you.  Your continued support of and interest in Your Community Bankshares, Inc. is greatly appreciated.

Sincerely,

James D. Rickard
President and Chief Executive Officer

Notice of Annual Shareholders’ Meeting to be held on May 17, 2016

April 7, 2016

Date:	Tuesday, May 17, 2016

Time:	9:00 a.m., Eastern Daylight Time

Place:	Your Community Bankshares, Inc. Fourth Floor, Main Office 101 West Spring Street New Albany, Indiana

Purpose:

•                  To ratify the appointment of the independent registered public accounting firm,

•                  To elect three directors,

•                  To approve (on a non-binding advisory basis) our executive compensation,

•                  To transact such other business as may properly come before the meeting.

Record Date:	Close of business on March 18, 2016

Proxy Voting:	Your vote is very important. Regardless of whether you plan to attend the meeting in person, please vote online, by telephone, or sign, date and mail your proxy card.

If you plan to attend the meeting, please note that registration will begin at 8:30 a.m.  Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport.  Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Matthew A. Muller
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials For

The Shareholder Meeting To Be Held On May 17, 2016

This proxy statement, the proxy card, our Annual Report to Shareholders and our Annual Report on Form 10-K for fiscal year 2015 are available at www.proxyvote.com.

Your Community Bankshares, Inc.

101 West Spring Street

New Albany, Indiana 47150

(812) 944-2224

Proxy Statement

The Board of Directors of Your Community Bankshares, Inc. is soliciting your proxy to vote your shares at our 2016 Annual Meeting because you owned shares of our common stock at the close of business on March 18, 2016.  We have made these materials available to you on the Internet, and in some cases, have delivered printed proxy materials to you.  This proxy statement summarizes the information that you need to know in order to cast your vote at the Annual Meeting.  You do not need to attend the Annual Meeting in person to vote your shares.

This proxy statement, along with a proxy card, is being made available to shareholders beginning April 7, 2016.

As used in this proxy statement, the terms the “Company,” “we,” “us,” and “our” refer to Your Community Bankshares, Inc., an Indiana corporation.

In accordance with the rules of the SEC, we may furnish proxy materials, including this proxy statement and our 2015 Annual Report to shareholders by providing access to these documents on the Internet instead of mailing printed copies.  Most shareholders will not receive printed copies of the proxy materials unless requested.  Instead, you will receive a Meeting Notice which will instruct you as to how you may access and review the proxy materials on the Internet.  The Notice will also furnish information that you will need in order to submit your vote via the Internet or by telephone, and a Proxy Card will be included with the Meeting Notice.  If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting the materials in the Meeting Notice.

Agenda and Voting Recommendations

Proposal	Description	Board Vote Recommendation	Page
1	Ratification of appointment of Crowe Horwath LLP as the company’s independent registered public accounting firm	FOR	3
2	Election of three directors	FOR each nominee	9
3	Approval (on a non-binding advisory basis) of our executive compensation	FOR	26

Audit Committee Report

The Audit Committee of the Board of Directors has furnished the following report:

The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board of Directors.  A copy of our Audit Committee Charter is available through the Investor Relations section (Corporate Information section) of our website at the following address:  www.yourcommunitybank.com.  The Audit Committee will review and reassess the Charter annually and recommend any changes to the Board for approval.

Management is responsible for the preparation of the Company’s financial statements.  The independent registered public accounting firm is responsible for the audit of the consolidated financial statements.  The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2015, the Audit Committee:

•                  Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management and Crowe Horwath LLP, the Company’s independent registered public accounting firm at the time of the audit;

•                  Periodically reviewed with Crowe Horwath LLP their assessment of the progress being made by the Company and by Crowe Horwath LLP in achieving the internal controls certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•                  Discussed with Crowe Horwath LLP the matters required to be discussed by the PCAOB’s Auditing Standard 16 relating to conduct, scope and results of the audit; and

•                  Received written disclosures and a letter from Crowe Horwath LLP regarding its independence (as required by the Public Accounting Oversight Board Rule 3520).

The Audit Committee discussed with Crowe Horwath LLP that firm’s independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit team’s organization, responsibilities, budget and staffing. The Audit Committee discussed with the independent auditors their audit plans, audit scope and identification of audit risks.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE MEMBERS

Gerald T. Koetter Committee Chairman	George M. Ballard	R. Wayne Estopinal	James E. Geisler	Philip J. Keller

Independent Registered Public Accounting Firm

Pre-approval Policies and Procedures

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work performed by our independent registered public accounting firm.  The Audit Committee has adopted policies regarding the use of independent registered public accounting firms for permissible non-audit services.  A copy of these policies is available through the Investor Relations section (Corporate Information section) of our website at the following address: www.yourcommunitybank.com.

In accordance with that policy, the Audit Committee annually preapproves a list of specific services and categories of service, including audit, audit-related tax and non-audit services described below, for the upcoming and current fiscal year, subject to specific cost levels.  Preapproval may be granted by action of the full Audit Committee or by the Audit Committee Chairman under delegated authority.  Each service provided by our independent auditors has been approved in advance in this manner since the May 2003 effective date of SEC rules stating that an auditor is not independent of an audit client if the services provided to the client are not appropriately approved.  None of those services required use of the de minimis exception to preapproval contained in the SEC’s rules.

Fees and Related Disclosures for Accounting Services

The aggregate fees we incurred for professional services rendered by Crowe Horwath LLP were as follows:

Fees	2015	2014
Audit Fees (1)	$296,955	$265,050
Audit -Related Fees (2)	10,750	6,780
Tax Fees (3)	54,500	46,300
All Other Fees (4)	—	—

(1)         Audit Fees were incurred for professional services rendered by Crowe Horwath LLP for the audit of the Company’s annual consolidated financial statements, including review of the interim consolidated financial statements included in the quarterly reports for 2015 and 2014.  Additional Audit Fees were incurred in 2015 and 2014 for services provided in connection with the acquisition of First Financial Service Corporation, including review of Registration Statement S-4.

(2)         Audit-Related Fees were incurred for professional services rendered for various accounting matters provided by Crowe Horwath LLP.

(3)         Tax Fees were incurred for professional services rendered for tax related services by Crowe Horwath LLP.  Services were related to tax return preparation, assistance with taxing authority examinations, various tax consultations, and tax credit opportunities.  In 2015, tax fees incurred for Your Community Bankshares, Inc. totaled $19,500 and the remaining $35,000 were incurred for the former First Financial Services Corp.

(4)         All Other Fees are the aggregate fees incurred for services rendered to us by Crowe Horwath LLP to us, other than the services described above.

All services provided by Crowe Horwath LLP in 2015 and 2014 were approved by the Audit Committee.  All fees were approved in accordance with the preapproval policy.  The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of the external auditors.

Proposal 1:  Ratification of Appointment of Independent Registered Public Accounting Firm

On the recommendation of the Audit Committee, our Board of Directors engaged Crowe Horwath LLP (“Crowe”) as its independent registered public accounting firm for the fiscal year ending December 31, 2016 and further directed that the selection of Crowe be submitted for ratification by the shareholders at the Annual Meeting.  The Board of Directors and the Audit Committee of the Board of Directors will reconsider that appointment if it is not ratified by the shareholders.  The appointment will be deemed ratified if votes cast in favor of ratification at the Annual Meeting exceed votes cast against it.  Abstentions will not be counted as votes cast either for or against the appointment.

We have been advised by Crowe that neither it nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent certified public accountants and clients.  Crowe will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Corporate Governance and Board Matters

Corporate Governance Guidelines; Code of Ethics

Ethical business conduct is a shared value of our Board of Directors, management and employees. Our Code of Ethics applies to our Board as well as to all employees and officers, including our principal executive officer and our principal financial and accounting officer.

Our Code of Ethics covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business. We encourage all employees, officers and directors to promptly report any violations of the Code of Ethics to the appropriate persons identified in the Code. A copy of the Code of Ethics is available through the Investor Relations section (Corporate Information section) of our website at the following address: www.yourcommunitybank.com.  A copy is available in print upon request.

Board Structure and Committees; Attendance

Currently, there are 9 members of our Board of Directors:

	Gary L. Libs	Steven R. Stemler	R. Wayne Estopinal	George M. Ballard	Gerald T. Koetter	James D. Rickard	Kerry M. Stemler	James E. Geisler	Phillip J. Keller	2015 Meetings
Board	C	VC	*	*	*	*	*	*	*	13
Executive	C	*	*			*	*			12
Audit			*	*	C			*	*	6
Compensation	*		C				*	*		4
Governance	*	C		*			*			1
		C - Chair		VC - Vice Chair

The Board of Directors of Your Community Bankshares, Inc. held a total of 13 meetings during the year ended December 31, 2015.  All of the directors attended at least 75% of all the meetings of our Board of Directors and the committees on which they served during the year, with the exception of Mr. Geisler, who attended 74% of the meetings of the board and the committees on which he served.  While not a policy, it is our practice that directors attend the Annual Meeting of Shareholders.  All of our directors attended our 2015 Annual Meeting with the exception of Mr. Koetter.

Committees of the Board of Directors

Our Board of Directors has four primary standing committees:  the Executive Committee, the Audit Committee, the Compensation Committee, and the Corporate Governance/ Nominations Committee, all established to assist in its duties of the Board of Directors.  The primary responsibilities of each of the committees are set forth below.  The committee charters can be found on our website at www.yourcommunitybank.com under the investor relations section (Corporate Information: Governance Documents section).  The role of each committee is described below.

Executive Committee.  Exercises powers of the Board of Directors between meetings of the full Board.

Audit Committee; Audit Committee Financial Expert. Serves as audit committee for us and for our subsidiary, Your Community Bank, monitors the integrity of our financial reporting processes and the quality of our systems of internal controls regarding finance, accounting and legal compliance, selects our independent auditor and determines its compensation, monitors the independence and performance of the independent auditor, management and the internal audit department, pre-approves, if appropriate, all related party transactions, monitors our compliance with legal and regulatory requirements, and oversees the establishment and investigation of complaints regarding accounting, internal accounting controls or audit matters.  Our Board of Directors has determined that James E. Geisler and Phillip J. Keller each qualifies as an “audit committee financial expert,” as defined by the SEC.

Compensation Committee.  Determines the compensation of our executive officers, administers our cash-based and equity-based incentive compensation plans, and oversees our assessment of whether our compensation practices are reasonably likely to expose the Company to material risks.

Corporate Governance and Nominations Committee.  Recommends individuals to stand for election or re-election as directors, considers recommendations by our shareholders of potential nominees for election as directors, and makes recommendations to our Board concerning Board organization and operation, committee structure, and governance policies.

Board and Committee Independence

All Company directors, apart from Mr. Rickard, are “independent directors” as defined by the corporate governance rules of The NASDAQ Stock Exchange. Our Board of Directors has determined that each of the following directors is independent under the NASDAQ rules after considering the Company payments described below which were made during 2015, none of which exceeded $120,000 with respect to any one director and companies owned by him.

Name	Business
Kerry M. Stemler	Payments made to a construction firm of which Mr. Stemler is the sole owner.
Steven R. Stemler	Payments made to a plumbing and irrigation service company of which Mr. Stemler is the sole owner.
Gary L. Libs	Payments made to a paving firm of which Mr. Libs is the sole owner.

Compensation Committee Independence.  Our Board of Directors has determined that each of the members of the Compensation Committee is independent as defined by the NASDAQ rules.  In making this determination, the Board affirmatively considered all factors relevant to each member’s relationship with the Company and their ability to be independent from Company management while performing their duties as a compensation committee member.  Some of the factors considered included: (1) the source and amount of all compensation and fees received by such directors from the Company, including fees for service as a member of the Board of Directors or committees thereof, and (2) whether the directors are affiliated with the Company or any of its subsidiaries or affiliates.

Audit Committee Independence.  Our Board of Directors has determined that each of the members of the Audit Committee is independent as defined by the NASDAQ rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.

Executive Sessions of the Board

Our independent directors meet in executive session without any members of management present at least twice annually in conjunction with regularly scheduled Board meetings. Other sessions may be called at the request of the Board.

Board Leadership Structure and Role in Risk Oversight

As noted earlier in this proxy statement, our Board is comprised of eight independent directors and one employee director.  The positions of Chairman of the Board and Chief Executive Officer are held by different individuals.  We are committed to a strong, independent Board and believe that objective oversight of the performance of our management is a critical aspect of effective governance.  We believe that separating these two positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing guidance to and oversight of management.

Our Chairman of the Board is an independent director and has the following duties:

•                  Chair and preside at Board meetings;

•                  Coordinate with our CEO in establishing the agendas and topic items for Board meetings;

•                  Advise on the quality, quantity, and timeliness of the flow of information from management to the Board;

•                  Act as principal liaison between management and the Board on sensitive issues;

•                  Retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and

•                  Provide an important communication link between the Board and shareholders, as appropriate.

Our Directors, together with the Executive, Audit, Compensation, and Corporate Governance/Nominations Committees of the Board, coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the entire Board of Directors on risk-related matters and provide our Board of Directors with reports, trends, and analysis of our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational, market, fiduciary, and reputational risks.  Our Board also monitors whether material new initiatives have been appropriately analyzed and approved and reviews all regulatory findings directed to the attention of the Board and the adequacy of management’s response.

Additionally, our Board of Directors believes that full and open communication between senior management and the Board is essential to effective risk oversight.  Our Chairman of the Board meets regularly with senior management to discuss a variety of matters, including business strategies, opportunities, key challenges and risks facing the Company, as well as management’s risk mitigation strategies.  Various members of senior management attend all regularly scheduled Board meetings where they make presentations to the Board on various strategic matters involving our operations, and they are available to address any questions or concerns raised by the Board on risk management-related or any other matters.  Our Board oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that affect our strategic goals.

In addition, our subsidiary Your Community Bank has its own board of directors, which also provides risk management oversight. Our CEO serves on the Bank’s board, and the Audit Committee serves as the audit and risk management committee for the Bank. One of the key responsibilities of the Bank’s board is to manage strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational, market, fiduciary, and reputational risks.  While we have not developed an enterprise-wide risk statement, our Board of

Directors believes that sound credit underwriting to manage credit risk and a conservative investment portfolio to manage liquidity and interest rate risk contribute to the effective oversight of the Company’s risk, and we require the Bank to follow this philosophy.

Nominations Committee

A copy of the Charter of the Corporate Governance/Nominations Committee is available through the Investor Relations section (Corporate Information: Governance Documents section) of our website at the following address: www.yourcommunitybank.com.  The charter provides that the Nominations Committee must select and evaluate directors and candidates for director in accordance with the following factors (the “Evaluation Guidelines”):

1.              Decisions for recommending candidates for nomination shall be based on merit, qualifications, performance, character, integrity and the Company’s business needs and shall comply with the Company’s anti-discrimination policies and federal, state, and local laws;

2.              The composition of the entire Board shall be taken into account when evaluating individual directors, including: the diversity, depth, and breadth of knowledge, skills, experience, and background represented on the Board; the need for financial, business, financial industry, public company, and other experience and expertise on the Board and its committees; and the ability and willingness to work cooperatively with other members of the Board and with senior management of the Company to further the interests of the Company and its shareholders;

3.              Candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties as director;

4.              Candidates shall be willing and able to devote the time necessary to discharge their duties as a director and shall have the desire and purpose to represent and advance the interests of the Company and shareholders as a whole;

5.              Candidates should be persons who would likely be able to meet the “Responsibilities and Expectations of Directors” as set forth in the Company’s Corporate Governance Policy, the relevant portion of which is excerpted below;

6.              In determining whether to recommend a director for re-election, the Committee shall consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board;

7.              The Committee’s objective shall be to recommend director nominees who can best perpetuate the success of the business of the Company, be an effective director in conjunction with the full Board, and represent shareholder interests through the exercise of sound judgment, using his or her diversity of experience in the areas described above; and

8.              The Committee may utilize such other criteria as it deems advisable.

Responsibilities and Expectations of Directors

It is our expectation that all directors will, at a minimum:

Be diligent in their attendance of board of directors and committee meetings (80% attendance at a minimum)	Be well-prepared by carefully reviewing in advance all materials distributed prior to board and committee meetings

Be knowledgeable about the duties, purposes, and goals of each committee that they serve on	Keep current on banking and financial industry matters and participate in continuing education opportunities for financial industry directors

Understand and be able to articulate the financial performance of the company	Be knowledgeable of and responsive to the regulatory climate of the company

Participate fully in board and committee discussions and decisions and express thoughtful and honest concerns or opinions	Be engaged, alert, and not distracted by technology or other matters

Be respectful of other directors and company employees	Be willing to raise tough questions in a manner that encourages discussion

Seek information and opinions from others and constructively manage conflict	Demonstrate a willingness to listen to others’ opinions and consider them

Think, speak, and act independently	Focus inquiries on issues related to strategy, policy, and results rather than day to day issues of corporate management

Maintain separation from the day to day operations and management of the company, if a non-employee director	Be actively involved in the community through participation in charitable and civic organizations

Be an ambassador of the company in the community and be supportive of management and decisions made by the majority of the board	Display a high degree of ethics and integrity

Maintain strictest confidentiality with respect to customer matters and discussions in board and committee meetings	Put the interests of the organization ahead of personal interests and avoid conflicts of interest

Actively support business development by proactively recommending and soliciting customers	Remain financially sound and ensure that the financial obligations of themselves and their associated businesses are timely met

Be willing and able to assume an appropriate ownership interest in the company through the purchase of its stock	Be willing to use the company’s affiliate banks as the primary source of their personal and business banking

Consideration of Director Nominees

The Nominations Committee will consider director candidates who have been identified by other directors, officers, or our shareholders but has no obligation to recommend such candidates for nomination.  The Nominations Committee will apply the same procedure for evaluating nominees for director, regardless of the source of identification of such nominees, including whether or not the nominees were recommended by a shareholder, current director, officer or other source.

For a shareholder to submit a candidate for consideration as a director at our 2017 Annual Meeting of Shareholders, a shareholder must notify our corporate secretary no later than December 8, 2016 (the date 120 days prior to the first anniversary of the date of the 2016 annual meeting proxy statement) and provide the following supporting information:

1.              The name and address of the candidate and the nominating shareholder;

2.              A comprehensive biography and resume of the candidate and an explanation of why the candidate is qualified to serve as a Director, taking into account the criteria identified in our Evaluation Guidelines;

3.              Proof of ownership, the class and number of shares, and the length of time that the shares of our Common Stock have been beneficially owned by the nominating shareholder (and the candidate if the candidate owns any of our voting securities);

4.              A resume of the nominating shareholder; and

5.              A letter signed by the candidate stating his or her willingness to serve if elected.

Notices and supporting information should be sent to:  Your Community Bankshares, Inc., 101 West Spring Street, New Albany, Indiana 47150, Attn:  Corporate Secretary.

Compensation of Directors

The following table summarizes the compensation we paid to our non-employee directors in 2015.

Director	2015 Fees Earned or Paid in Cash	Stock Awards(1)	Total
Gary Libs	$26,800	$61,980	$88,780
Steven Stemler	22,900	61,980	84,880
Kerry Stemler	14,800	61,980	76,780
George Ballard	14,800	61,980	76,780
Wayne Estopinal	18,450	61,980	80,430
Gerald Koetter	21,800	61,980	83,780
James Geisler	15,300	61,980	77,280
Phillip Keller	14,300	61,980	76,280

(1)Represents grant of 2,000 shares to each director. See “Stock Awards,” below.

Fees

Monthly Retainer Fees.  Each director receives a $1,150 monthly retainer fee, except that the Chairman of the Board receives $2,150 per month, and the Vice Chairman of the Board and the Chairman of the Audit Committee each receive $1,650 per month.  The Audit Committee Chairman also receives $200 for each meeting with our Independent Registered Public Accounting Firm regarding the Company’s SEC filings on Forms 10-Q and 10-K.

Committee Meeting Fees.  Each nonemployee director receives $250 for each committee meeting attended (including other committees not described above), except that the Chairman of the Corporate Governance/Nominations Committee and the Chairman of the Compensation Committee each receive a fee of $350 per committee meeting attended.  However, directors cannot receive more than a total of $250, or $350, as applicable, for all of the committee meetings attended on the same day, including those of affiliated companies.  Directors who are regular employees of the Company do not receive retainer fees or fees for attending board or committee meetings.

Fees for Subsidiary Bank Board Meetings.  Those nonemployee directors who are also members of the Bank’s Board of Directors receive an $800 payment for attending each regularly scheduled bank Board meeting and receive a $250 fee for attending each committee meeting.  Directors cannot receive more than a total of $250, or $350, as applicable, for all committee meetings attended on the same day, including those of the Company and affiliated companies.  The Chairman of the Bank’s Board of Directors receives a fee of $1,800 per meeting attended. The Vice-Chairman receives a fee of $1,300 per Board meeting attended. Directors are paid $800 per meeting for up to two regular meetings per year of the Bank Board from which they are absent.  No fees are paid for attendance at special board meetings.  The chairmen of the Loan Committee and the Asset and Liability Committee receive a fee of $350 per meeting attended. Messrs.  Estopinal, Koetter, Libs, Kerry Stemler, and Steven Stemler all serve as compensated directors of the Bank.

Past Board Chair Fees.  In consideration of the service and leadership provided by those occupying the position of Chairman of the Board of Directors and in consideration of the continuing guidance and advice that the Company may wish to rely upon from persons who have held such position, the Board adopted a policy to pay a retainer of $1,500 per month for twelve months following the end of a former Chairman’s term.

(1)Stock Awards.  Each director was awarded 2,000 shares of Your Community Bankshares, Inc. stock on November 30, 2015.  The value of the stock on the grant date was $30.99.  The vesting schedule is as follows:  250 shares vested December 15, 2015; 750 shares vest December 15, 2016; and 1,000 shares vest December 15, 2017.

Certain Relationships and Related Person Transactions

Family Relationships

There are no “family relationships” between any directors or executive officers of the Company or any persons nominated or chosen to become a director or executive officer.  “Family Relationship” means a relationship by blood, marriage or adoption not more remote than first cousin.

General Transactions

From time to time, in the ordinary course of business, we and our subsidiaries engage in transactions with, or acquire goods or services from, our directors and companies they control. We intend that all transactions between us, our affiliates, and our executive officers, directors, holders of 10% or more of the shares of any class of our common stock and affiliates thereof, will contain terms no less favorable to us than could have been obtained by us in arm’s-length negotiations with unaffiliated persons. All transactions between us, our affiliates, and our executive officers, directors, and their related interests are reviewed by the Audit Committee prior to the service being performed or the goods being purchased to assure that our aforesaid intention is satisfied. All potential related party providers are identified and given an annual limit which is approved by the Audit Committee. All expenditures to related parties are reviewed on a quarterly basis by the Audit Committee to assure these limits are not exceeded and independence is not impaired. It is the intent of the Board not to allow anyone a large enough limit to impair independence.

Indebtedness of Management

During 2015 some of our directors and officers (and directors and officers of the Bank) and other persons and entities with which they are affiliated, were customers of, and conducted banking transactions with, Your Community Bank in the ordinary course of business. All loan transactions with these related parties were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons not related to the lender and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

For additional information concerning transactions with related persons, see Note 4 — “Loans — Related Party Loans” and Note 8 - “Deposits” of our December 31, 2015 audited consolidated financial statements included in our Annual Report on Form 10-K.

Proposal 2:  Election of Directors

Our Articles of Incorporation provide for a classified Board of Directors.  The Board of Directors is divided into three classes, which are as equal in number as possible.  At the Annual Meeting, you will be asked to elect three directors for terms to expire at the Annual Meeting of Shareholders to be held in 2019.  Any vacancies that occur after the directors are elected may be filled by the Board of Directors for the remainder of the full term of the vacant directorship in accordance with our bylaws.  Further, no director can be elected to a term of office in which he or she would be seventy years of age.

Mr. Estopinal, Mr. Libs, and Mr. K. Stemler currently serve in the class of directors whose terms expire at the Annual Meeting.  In order to keep our classified board as even as possible, our Board has nominated each of Messrs. Estopinal, Libs, and Stemler to serve a 3-year term, until our 2019 annual shareholders’ meeting (or until their successors have been elected and qualified).

Each of the nominees has agreed to serve as a director if elected.  Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of these nominees.  If any of them should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies may vote for a replacement nominee recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting.  At this time, the Board of Directors knows of no reason why any of the nominees listed above may not be able to serve as a director if elected.

Information About Director Nominees

The following biographies show the age and principal occupations during the past five years of each of the nominees for director and each director whose term continues beyond the Annual Meeting.  The biographies also show tenure as a director of our subsidiary, Your Community Bank.  Ages are shown as of March 18, 2016.

Nominees For Three-Year Terms Ending in 2019

R. Wayne Estopinal	YCB Committees:
Age: 60	Compensation - Chair
Director Since: 2004	Executive
Audit

Vice-Chair of the Board of Directors of Your Community Bank since May 2011.  Director of Your Community Bank since 2002, having previously served as a director of Heritage Bank of Southern Indiana from its formation in 1996 until its merger with Your Community Bank in 2002.  Founder, President, and 100% owner of TEG Architects, LLC, an architectural firm in Jeffersonville, Indiana.  He also serves as a Trustee at Ball State University.  Mr. Estopinal has an extensive understanding of small business practices, both domestic and international.  Because his business functions on both domestic and international levels, he has a good understanding of economics, marketing, human resources, and risk management that strengthens the Board’s collective qualifications, skills and experience.

Gary L. Libs - Chair	YCB Committees:
Age: 64	Executive - Chair
Director Since: 1994	Compensation
Governance

Chair of the Board of Directors since May 2011.  Vice Chairman of the Board of Directors from May 2002 until May 2011.  Director (since 1989) and Chairman of the Board (from May 2002 until May 2011) of Your Community Bank.  President and Chief Executive Officer of Libs Paving Co., Inc. in Floyds Knobs, Indiana, since 1972.  President and Chief Executive Officer of Asphalt Supply Co. in Jeffersonville, Indiana, since 1992.  As President and Chief Executive Officer of his own businesses, Mr. Libs has extensive leadership, financial, and operational experience.  Mr. Libs has a good understanding of compensation evaluation and extends that understanding to the Company’s Compensation Committee.  He has been a part of Libs Paving for 42 years and brings that experience to the Company.  Mr. Libs’ experience in the preparation, analysis and evaluation of financial statements and understanding of internal controls and procedures for financial reporting strengthens the Board’s collective qualifications, skills and experience.

Kerry M. Stemler	YCB Committees:
Age: 58	Executive
Director Since: 1997	Compensation
Governance

Chair of the Board of Your Community Bank since May 2011.  Director of Your Community Bank since 1994.  President and Chief Executive Officer of KM Stemler Company, a commercial and industrial general contracting firm in the Southern Indiana/Metro Louisville, Kentucky market area that Mr. Stemler has owned and operated since 1981.  He is an owner/member of several commercial real estate property leasing and development companies in the region.  Properties leased and developed include Class A office space, truck terminals, commercial warehousing and advanced manufacturing facilities.  Mr. Stemler has been appointed by the Governor of Indiana to the Indiana Finance Authority and the Ohio River Bridges Bi-State Authority, where he served as Co-Chair. Mr. Stemler is Past Chair of the Indiana State Chamber of Commerce and continues to serve on the State Chamber’s board of directors and executive committee.  He is the current Chair of Greater Louisville Inc., the chamber of commerce for Metro Louisville.  He also serves on the advisory board of Mountjoy Chilton Medley LLP, an accounting and business advisory firm headquartered in Louisville.  Mr. Stemler has an understanding of complex financial reports and banking transactions.  He has experience with banking regulations and compliance issues.  His community involvement gives him the opportunity to offer unique insights to the Company. Mr. Stemler’s extensive financial, management, operational and strategic planning experience strengthens the Board’s collective qualifications, skills and experience.

Members of the Board of Directors Continuing in Office Whose Terms Expire in 2018

James E. Geisler	YCB Committees:
Age: 49	Audit - Financial Expert
Director Since: 2013	Compensation

Director of Your Community Bankshares, Inc. since October 2012.  Currently, Senior Operating Executive for Cerberus, a New York based private equity firm.  Previously, the Chief Operating Officer and Chief Financial Officer of CreoSalus, Inc., a life science company. Served as Co-Chief Financial Officer and Vice President Strategy and Development for United Technologies Corporation (NYSE:UTX), a global industrial company, from 2004 to 2009, and held positions, including Director — Financial Planning and Analysis, Director — Investor Relations, and Director, Corporate Strategy and Development, at UTX from 1993 to 2003.  Mr. Geisler has been a director of the University of Kentucky Business Partnership Foundation since 2004 and is also a director of DynCorp International, a $3 billion government services provider, since 2012.  Mr. Geisler has extensive domestic and international financial, strategy and development, and operational experience.  He is also involved with groups that provide seed capital to start-up companies.  Through personal experience Mr. Geisler understands the financial and operational challenges of both small companies and global companies and the concerns of shareholders in both environments.  Mr. Geisler brings those insights as well as extensive leadership experience to our Board, which strengthen the Board’s collective qualifications, skills and experience.

Gerald T. Koetter	YCB Committees:
Age: 50	Audit - Chair
Director Since: 2011

Director of Your Community Bank since 1997.  President of Koetter Woodworking, Inc., where he has been employed for the past 35 years.  Mr. Koetter has extensive financial experience, which, along with his knowledge of the local market and the local customer base, strengthens the Board’s collective qualifications, skills and experience.

Steven R. Stemler - Vice Chair	YCB Committees:
Age: 55	Governance - Chair
Director Since: 1997	Executive

Vice Chair of the Board of Directors of the Company.  Director of Your Community Bank since 2002, having previously served as a director of Heritage Bank of Southern Indiana from its formation in 1996 until its merger with Your Community Bank in 2002.  President and Chief Executive Officer of The Stemler Corporation, a corporation providing mechanical, industrial, commercial and processed piping services in Indiana and Kentucky.  President and Chief Executive Officer of the Stemler Development Co. LLC, a land development business in Indiana.  Elected to the Indiana House of Representatives in 2006 and serves on the State budget writing Ways and Means Committee. Member of the Board of Directors of the Ogle Foundation — a private philanthropic foundation involved in grant making in the Indiana and Kentucky markets.  Mr. Stemler has financial experience as a business owner and has government financial experience as a legislator.  The combination of his private and public financial experience, along with his extensive knowledge of the regional economy, local customer base and the workings of state government, uniquely position him to strengthen the Board’s collective skills and experience.

Members of the Board of Directors Continuing in Office Whose Terms Expire in 2017

George M. Ballard	YCB Committees:
Age: 68	Governance
Director Since: 2001	Audit

Director of the Company since 2003, having previously served as a director of Community Bank of Kentucky, Inc. until its merger with Your Community Bank in 2003. Vice-President and partial owner of TEBCO, Inc., a farming and real estate partnership, since 1971.  President and partial owner of Ballard Brothers, Inc., a farming and real estate partnership, since 1998. President and partial owner of Culpepper VII, LLC, a farming and real estate partnership, since April, 2002. Vice President, Treasurer and partial owner of Tom Ballard Co., LLC, a farming and real estate partnership.  Mr. Ballard has worked, owned, operated and been affiliated with many successful businesses, including: real estate development and management; hotel-motel business operations; state and federal highway and private road construction; coal stripping operations; and beef cattle farming operations.  He has extensive experience in recognizing, counteracting and alleviating risk.  Mr. Ballard has financial experience from operating the companies that he currently owns and has owned in the past.  He brings a wealth of business and leadership experience and knowledge that strengthens the Board’s collective qualifications, skills and experience.

James D. Rickard - President and CEO	YCB Committees:
Age: 62	Executive
Director Since: 2000

Director, President and Chief Executive Officer of the Company since 2000.  Director of Your Community Bank since 2000.  Mr. Rickard is the former Chair of the Baptist Health Kentucky Board and is the current Chair of the Baptist Health Foundation.  Mr. Rickard has wide experience in all areas of banking (accumulated through several banking cycles) which gives both the Company and the Board of Directors an in-depth insight into the banking industry.  He has 40 years of banking experience (26 of which have been as a Chief Executive Officer.)  Mr. Rickard has twice previously taken underperforming banks and, through team management, led them to above peer performance.  Mr. Rickard’s extensive banking and executive management experience strengthens the Board’s collective qualifications, skills and experience.

Phillip J. Keller	YCB Committees:
Age: 49	Audit
Director Since: 2015

Director of Your Community Bankshares since 2015.  Mr. Keller was a director of First Financial Service Corporation from 2013 until it was acquired by the Company on January 1, 2015.  Currently the Senior Vice President of Finance and CFO for RehabCare, a subsidiary of Kindred Healthcare, Mr. Keller’s previously served as Senior Vice President, Finance at PharMerica Corporation (NYSE:PMC), an institutional pharmacy services company; Senior Vice President and Chief Accounting Officer of BioScrip, Inc. (NASDAQ:BIOS); and Chief Financial Officer of DMI Furniture, Inc. He is also a member of the Board of Directors of WellSpring, which promotes the recovery of persons with mental illness by providing quality housing and rehabilitation services.  With more than 26 years of financial and accounting experience, Mr. Keller brings leadership and financial expertise to expand the skills, experience and knowledge of the Board.

The Board of Directors recommends that you vote FOR the election each of

Messrs. Estopinal, Libs and K. Stemler, for Director for a term expiring in 2019.

Executive Compensation

Compensation Discussion and Analysis

Overview

Introduction

Through our bank subsidiary, Your Community Bank, we provide regional financial services in Clark, Floyd, Scott and Vanderburgh counties in Indiana, and Bullitt, Fayette, Hardin, Jefferson, Meade and Nelson Counties in Kentucky.  We believe that achieving our financial goals in this very competitive and challenging environment requires attracting and retaining exceptional people to provide exceptional service.

Compensation Philosophy

While we are committed to hiring the best individuals at all levels of our institution, we believe that it is imperative for us to attract and retain exceptional people to serve on our senior management team.  We view our senior management team as consisting of eight individuals (including our Named Executive Officers listed in the Summary Compensation Table below and the other executive officers listed under “Executive Officers Who Are Not Directors” below).  The Compensation Committee of the Board of Directors (the “Committee”) has adopted a Charter and Executive Compensation Philosophy Statement to formalize the operating procedures of the Committee and to more clearly articulate compensation elements and objectives.  A copy of this Charter is available through the Investor Relations section (Corporate Information: Governance Documents section) of our website at the following address: www.yourcommunitybank.com.

Among other things, the Charter requires the Committee to regularly review the amount and structure of compensation of senior management and Board of Directors, as well as the Company’s compensation plans, to ensure that they do not encourage unnecessary and excessive risk taking or the manipulation of reported earnings.  The Philosophy Statement provides that the objectives of our executive compensation plans are to:

•                  Attract, retain, and award exceptional leaders;

•                  Encourage and promote behavior that will produce sustainable profitability and maximize long-term value for our shareholders;

•                  Limit and discourage unnecessary and excessive risk-taking, as well as the manipulation of reported earnings to enhance compensation;

•                  Provide a competitive total compensation opportunity;

•                  Tie a meaningful percentage of the total compensation opportunity to at-risk, performance-based pay; and

•                  Provide easily understood plans that clearly link the executives’ performance to the Company’s strategic goals and the interests of shareholders.

The Philosophy Statement also provides that executive compensation peer comparison surveys must be conducted on a regular basis and that executive compensation plans must contain a variety of compensation elements, as noted below under “Elements of Compensation.”  The Philosophy Statement recites the Committee’s belief that, at least in the near term, it may be appropriate to use primarily grants of time-vested restricted stock (or restricted stock units) as a form of long-term compensation, with the objectives of:

•                  Providing a retention incentive for executives;

•                  Encouraging a higher percentage of Company stock ownership;

•                  Encouraging capital accumulation in a flat or depressed market; and

•                  Encouraging executives to act in the long-term interests of our shareholders.

Effect of Nonbinding Shareholder Advisory Votes

Every year since 2010 we have asked our shareholders to vote on a non-binding advisory basis on our overall executive compensation programs and procedures.  At the 2012 Annual Meeting of Shareholders, our shareholders approved a recommendation that future non-binding, advisory votes on the compensation of the Company’s Named Executive Officers be conducted every year.

While the annual advisory vote is not binding, the Board of Directors reviews and considers the voting results.  Of the shareholders who voted in 2015, excluding broker non-votes, 91.87% voted in favor, 1.48% voted against, and 6.63% abstained.  Since a substantial majority of our shareholders voted in favor of our executive compensation programs and procedures, we determined that we did not need to consider changing our overall approach to executive compensation.

Elements of Compensation

Total compensation for each member of our senior management consists of:

•                  Currently paid compensation elements consisting of salary, bonus, and minimal perquisites;

•                  Long-term elements, which include various awards under our long-term compensation plans;

•                  Competitive health and retirement benefits; and

•                  Employment agreements for certain key Executive Officers, which provide for change in control payments in certain circumstances.

We address each element of our compensation arrangements separately below.

Measuring Performance:  The Compensation Committee determines each executive’s compensation package following the end of the prior calendar year based upon the Committee’s assessment of the Company’s performance and each executive’s contribution.  The Compensation Committee has increasingly relied upon performance-driven bonus compensation as a percentage of the compensation for its Named Executive Officers.  Moreover, through the grant of restricted stock units under our Stock Award Plan (as described below), the Committee has placed more emphasis upon the Company’s long-term compensation goals, including retention of key executives.

Currently Paid Compensation Elements

Base Salaries

In setting base salaries, we do not adhere inflexibly to benchmarking or mathematical formulas.  With respect to the base salaries of our senior management team, our Compensation Committee normally reviews each executive’s base salary annually in January.  For annual base salary increases, our Compensation Committee considers an executive’s increased level of experience, whether responsibilities have increased, and the extent to which performance goals have been achieved.

Senior Management Bonus Plan

The Compensation Committee uses cash bonuses as a performance-driven, short-term incentive for each member of our senior management team and certain other key officers.  Our senior management bonus plan for 2015 (the “2015 Plan”) used net income growth as its key performance goal, while a portion of each officer’s award was based on the CEO’s discretionary judgment concerning the officer’s performance in the areas over which the officer has direct responsibility.

Each goal was given a weighting factor to determine the portion of any bonus attributable to the achievement of that goal (the weighting for net income was 60%) and a specific bonus amount which would be awarded if the goal was realized.  Because many of the goals were tied to year-end numbers, a portion of the bonuses was not paid until the following year.  The 2015 Plan also provided that 75% of each earned cash bonus would be paid immediately, with payment of the remaining 25% to be delayed for a year and paid only if:  (1) tangible equity and budgeted net income levels are met or maintained, as applicable; and (2) the executive remains in our employ with a satisfactory performance rating.  The Compensation Committee has the authority to make discretionary awards if performance goals are not met, or to increase or decrease awards if they deem adjustments to be warranted.

In order to encourage greater stock ownership by executives and to tie equity awards to performance, the 2015 Plan provided that if an executive’s performance goals were achieved, he or she would receive a certain percentage of his or her base salary as a cash bonus and a certain percentage in restricted stock units (1/3 of which vested immediately after the end of the performance year, and 1/3 of which will vest at the end of each of the two succeeding years).  As a result, the Senior Management Bonus Plan contains elements of both “currently paid compensation” and “long-term compensation”.

Perquisites

We provide minimal perquisites to our senior management team (including our Named Executive Officers) and certain other officers.  There is no formula for how perquisites are utilized in the total compensation package; rather, such perquisites assist the Company in marginally augmenting total compensation.  Please refer to Summary Compensation Table below, which reflects base salary, bonus, and perquisite compensation for each of our Named Executive Officers.

Long-Term Compensation Elements

Restricted Stock Units

We have awarded restricted stock units (“RSUs”) under our Stock Award Plans in 2008 and 2011 and each year thereafter.  The Compensation Committee believes that long-term compensation incentives in the form of RSU awards is in keeping with our compensation philosophy of (a) paying our executives for performance, which enhances shareholder values, and (b) providing our executives with the prospect of reasonable rewards for superior performance related to short and long-term Company results. As discussed above, we also award RSUs as part of the bonus paid under our Senior Management Bonus Plan.  See “Currently Paid Compensation Elements — Senior Management Bonus Plan” for a discussion of the 2015 Senior Management Bonus Plan.

Each RSU represents an unfunded contractual right of the executive to receive one share of our Common Stock upon vesting, assuming the executive officer is still in our employ on the vesting dates.  The RSUs typically vest in three installments.  The vesting period will be accelerated upon an executive’s death or disability.  The award agreements with executive officers provide for acceleration of vesting in the event of a change in control of the Company.

In June 2015, our Compensation Committee made additional grants of RSUs to Messrs. Rickard, Chrisco and Bauer in recognition of their outstanding performance to the Company.  In November 2015 the Compensation Committee made additional grants of RSUs to Messrs. Rickard, Chrisco, Carr and McIlvoy.  See “Summary Compensation Table footnote” and “Grants of Plan-Based Awards Table” for more information regarding these grants.

The Compensation Committee has not granted any stock options since 2007.

Payments under Employment Agreements upon Change in Control or Termination of Employment

We believe employment agreements help us attract and retain exceptional executives.  Employment agreements protect both us and our executives by clarifying in advance each party’s expectations and rights regarding responsibilities, compensation, circumstances for termination, and (importantly for long-term compensation purposes) protection in the event of a change in control of the Company.  We have entered into employment agreements with Messrs. Rickard, Chrisco and Bauer.  The details of these employment agreements are described in Narrative Disclosure to Summary Compensation Table below.

Each of the employment agreements with these three executives provides for the possibility of a payment in the event of a change in control of the Company or upon termination of employment. A principal function of these provisions is to afford the executive the security necessary to encourage him to remain with us in the face of any pending change in control.  We also view such payment opportunities as a part of the executive’s long term compensation and hence important in attracting and retaining talent.  Mr. Rickard, our President/Chief Executive Officer is entitled to a lump sum cash payment equal to three times his then current base salary following a change in control of the Company.  Messrs. Chrisco and Bauer would be entitled to receive a lump sum cash payment (equal to two times the executive’s base salary and two times the average of his bonus and automobile allowance for the prior two years) if one of the following triggering events occurs within the 24 months immediately following the date of a change in control:  (i) the executive’s employment with the Company is terminated without cause or (ii) the executive resigns his employment with the Company within 90 days following any Employment Change.  An “Employment Change” includes any of the following events that is not agreed to by the executive following a change in control:

•                  Executive is required to move his personal residence, or perform his principal executive functions, more than 35 miles from his primary office;

•                  Failure by us (or our successor) to afford the executive annual increases in the executive’s compensation commensurate with the average increases in compensation received by the executive for the three years preceding the change in control;

•                  Failure by us (or our successor) to make available to the executive new benefits made generally available to our (or our successor’s) executive officers;

•                  Failure by us (or our successor) to continue to provide the executive with substantially similar compensation, benefits and participation in employee benefit plans similar to those the executive received or participated in as of the date of the change in control;

•                  The taking of any action by us (or our successor) which would directly or indirectly reduce any such compensation or benefits or deprive the executive of any material fringe benefit enjoyed by him;

•                  The assignment to the executive of duties and responsibilities other than those normally associated with his position; or

•                  A material diminution or reduction in the executive’s responsibilities or authority (including reporting responsibilities) in connection with his employment with us (or our successor).

Our Compensation Committee’s decision to provide for payment to our President/Chief Executive Officer immediately upon a change in control, while requiring a second triggering event for the other executives, balances competing aims.  On the one hand, it was determined that the recruitment and retention of a top-flight chief executive officer, as part of an overall effort to enhance institutional customer service and returns on shareholder equity, dictated a change in control payment not tied to events which might transpire after the change in control.  On the other hand, the dual condition structure for the other executive officers was viewed as appropriate for both affording such officers some protection upon a change in control while at the same time avoiding the possibility of creating a significant financial impediment to any possible negotiation for the sale of the Company.

Compensation Policies and Practices Relating to Risk Management

The Compensation Committee annually reviews the Company’s compensation plans with its senior risk officers in light of the risks posed by such plans (a) to ensure that they do not encourage the Named Executive Officers or others to take unnecessary and excessive risks that threaten the value of the Company; (b) to evaluate how to limit any such risks; and (c) to ensure that such plans do not encourage the manipulation of reported earnings in order to enhance compensation.  We do not believe that risks arising from the compensation policies and practices for our employees are reasonably likely to have a material adverse effect upon the Company.  The following summary describes how risk factors have been addressed in our primary bonus plans:

•                  Senior Management Bonus Plan.  With the exception of the Chief Risk Officer (whose bonus is based solely on an evaluation by the Audit Committee and the CEO), the plan provides that no rewards will be made if certain standards regarding tangible equity (the “Conditions”) are not met.  To help discourage the taking of unnecessary and excessive risks, the payment of 25% of any amounts earned under the plan is delayed for an additional year and will not be paid unless the Conditions continue to be met, or as otherwise determined by the Compensation Committee in its discretion.

•                  Regional Presidents Incentive Plan.  This plan provides cash incentives to Regional Presidents who meet targeted goals in soliciting business loans and deposit accounts, as well as, meeting goals for regional loans and regional deposit account growth.  To discourage the taking of unnecessary and excessive risks, awards earned under this plan for loan growth are not paid if the officer’s individual or regional loan portfolio exceeds targeted percentages for charge-offs, past due loans, or risk-rated loans.  Awards are also conditioned upon the Company’s meeting certain standards regarding budgeted net income.  Furthermore, 25% of any amounts earned under the plan are not payable for an additional two years and will not be paid unless the charge-off, past dues, risk-rated loan, and net income conditions described above continue to be met as of the end of the plan year and each of the following two years (one year in the case of the net income condition).

•                  Business Services Incentive Plan.  This plan provides cash incentives to Business Services officers who meet targeted goals in soliciting business loans and deposit accounts.  To discourage the taking of unnecessary and excessive risks, awards earned under this plan for loan growth are not paid if the officer’s loan portfolio exceeds targeted percentages for charge-offs, past due loans, or risk-rated loans.  Awards are also conditioned upon the Company’s meeting certain standards regarding budgeted net income.  Furthermore, 25% of any amounts earned under the plan are not payable for an additional two years and will not be paid unless the charge-off, past dues, risk-rated loan, and net income conditions described above continue to be met as of the end of the plan year and each of the following two years (one year in the case of the net income condition).

•                  Retail Incentive Plan.  This plan pays cash incentives to employees of the Company’s financial centers if specific loan, deposit generation, cross sell, and retention goals are met for their respective offices.  Awards earned under this plan for loan generation are not paid unless risk-based performance metrics similar to those in the Business Services Incentive Plan have been met.  Awards are also conditioned upon the Company’s meeting certain standards regarding budgeted net income.

•                  Stock Award Plan.  We do not believe that any of the grants under the Stock Award Plan encourage the taking of unnecessary and excessive risks because:  (a) all the awards are equity-based incentive compensation that align the interests of the employees with those of shareholders; (b) the value of the awards is tied to the market value of the Company’s common stock and will be enhanced to the extent the Company recognizes improved earnings over a longer period of time; (c) since the awards are payable in stock, the tax code treatment of long-term versus short-term capital gains encourages the recipients to hold the stock that they receive, which discourages their taking short-term actions to improve earnings that may not have a more long-term effect upon the value of the Company; and (d) the required vesting periods discourage employees from taking short-term actions that will not have a more lasting effect upon the value of the Company.

We also do not believe that there is anything inherent in the various compensation plans described above that encourages the manipulation of reported earnings to enhance the compensation of any employee.  Furthermore, the Company has taken additional steps to discourage any such manipulation of earnings.  We have also adopted an Incentive Compensation Policy which requires that:  (a) all new incentive plans undergo a risk-assessment; (b) the information necessary to determine whether performance criteria in incentive plans, including risk measurements, have been met must be provided by the Accounting Department prior to any payments being processed by the Human Resources Department; and (c) the Audit Department will regularly conduct internal audits to ensure that all such processes and controls are being followed and will report the results of such audits to the Audit and the Compensation Committees.  Moreover, each of the plans described above contains a provision stating that any amounts paid to the employee are subject to recovery or “clawback” if the Compensation Committee subsequently determines that the payments were based on materially inaccurate statements of earnings, revenues, gains, or other criteria, or if the Company restates its earnings.

Most of the Company’s plans also contain a provision allowing the Compensation Committee to make discretionary adjustments and to either make or withhold awards based on factors not specifically measured or originally contemplated (such as the quality of the job being performed and unforeseen circumstances).  The Committee did approve several discretionary awards (which were immaterial in amount) under the 2015 plans.

We also do not believe that our compensation plans encourage behavior focused on short-term results rather than long-term value creation, as the plans use multiple performance goals and risk-based criteria and, in a number of cases (a) provide for delayed payment of awards in order to ensure that risk-based performance measurements continue to be met over an extended period of time; and (b) provide for payment in the common stock of the Company, which effectively aligns the interests of employees with those of shareholders in enhancing the long-term value of the Company’s stock.

Process for Determining Compensation

In determining the total compensation of our Named Executive Officers, the Compensation Committee plays the key role.  Our Chief Executive Officer makes recommendations concerning the compensation of senior management (as well as other employees), which the Compensation Committee considers when making final decisions.  Compensation decisions regarding our Chief Executive Officer are made entirely by our Compensation Committee.

Periodically, the Compensation Committee has employed McLagan, a firm specializing in providing compensation consulting services to financial institutions, to review our proposed incentive compensation programs.  We have utilized McLagan’s suggestions in structuring our annual compensation plans and in incorporating risk management features.  The Compensation Committee has also engaged McLagan to conduct surveys and peer comparisons of the compensation of our senior management team from time to time, most recently in 2015. The Compensation Committee has conducted an independence assessment of McLagan and did not identify any conflicts of interest or relationships that might impair McLagan’s independence.

In 2011 McLagan was engaged to conduct a more comprehensive survey of Mr. Rickard’s compensation (including his past cash and equity compensation) and to design a comprehensive compensation package for him which would be balanced across short and long-term horizons, provide upside for superior performance, and address his retirement benefits versus those of peer CEOs.  As a result of the analysis conducted by McLagan, the Committee decided, subject to the financial performance of the Company, to make annual RSU grants to Mr. Rickard and to adopt a deferred compensation plan for him.  We credited to Mr. Rickard’s deferred compensation account $40,000 in 2011 and 2012, and $45,000 in 2013, 2014, and 2015.  A minimum of $35,000 will be credited to this account each year hereafter until his retirement.

In 2015, the Compensation Committee again employed McLagan to provide compensation consulting services regarding executive compensation for the top executive positions (the “2015 Survey”). The primary focus was an evaluation of the existing executive compensation program to ensure that the amount, form and structure are appropriate, competitive, effective, aligned with the Bank’s desired compensation philosophy and do not encourage excessive risk taking consistent with current regulatory guidance.  The 2015 Survey was based on a comparison of McLagan’s proprietary Regional and Community Bank surveys and in the case of our Named Executive Officers, proxy statement information of 22 public peer banks concerning their named executive officers.

The 2015 Survey analyzed the total compensation of our top executive positions, including, salary, bonuses, and long-term incentives (including restricted stock). It also compared our financial performance with that of the custom peer group of financial institutions listed below, using a number of financial measures, such as return on average assets, return on average equity, efficiency ratio, capitalization, and net interest margin. The following banking companies were used by McLagan in the peer group comparison based on their asset size, geographic location, and where possible, metro locations:

First Financial Corp
Stock Yards Bancorp Inc.
Horizon Bancorp
QCR Holdings Inc.
German American Bancorp Inc.
Old Second Bancorp Inc.
Franklin Financial Network Inc.
United Community Financial Corp.
Farmers Capital Bank Corp
Farmers National Banc Corp
First Citizens Bancshares, Inc.

Pulaski Financial Corp.
American National Bankshares
MutualFirst Financial Inc.
BankFinancial Corp
Civista Bancshares Inc.
LCNB Corp
Premier Financial Bancorp Inc.
First Farmers Merchants Corp
Hawthorn Bancshares Inc.
National Bankshares Inc.
Avenue Financial Holdings Inc.

The 2015 Survey found that the salary, cash bonus and stock award elements of the Company’s compensation programs were very competitive with peer institutions.  The Compensation Committee made adjustments to the salaries of our senior management team, based on merit and to reflect increased responsibilities.

Other Considerations in Determining Compensation

Other considerations can factor into the Compensation Committee’s deliberations concerning executive compensation.  The amount of the benefits realized by executives under our Stock Award Plan are based upon our overall performance and our stock price and could affect the level of future long-term compensation awards made by the Compensation Committee.  In addition, the Compensation Committee is mindful of tax and accounting considerations when making long-term compensation decisions.  For example, the dictates of Financial Accounting Standards Board rules governing the expensing of stock awards is a factor in determining the vesting periods of restricted stock units.

Executive Compensation Tables

Summary Compensation Table

The following table summarizes compensation information for our President/Chief Executive Officer, chief financial officer and our three other most highly compensated executive officers (“Named Executive Officers”):

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
James D. Rickard, President and Chief Executive Officer	2015 2014 2013	430,000 400,000 370,000	265,000 200,000 130,000	923,600 888,500 138,300	— — —	65,400 65,700 69,700	1,684,000 1,554,200 708,000
Paul A. Chrisco, Executive Vice President and Chief Financial Officer	2015 2014 2013	210,000 188,500 178,500	— — —	326,300 433,500 31,600	80,300 48,700 76,800	22,700 19,100 17,500	639,300 689,800 304,400
Michael K. Bauer, Executive Vice President and Chief Credit Officer	2015 2014 2013	206,000 200,000 196,600	— — —	329,000 28,000 30,500	65,700 42,900 45,300	23,500 20,200 21,800	624,200 291,100 294,200
Scott P. Carr, Senior Vice President, Chief Risk Officer	2015 2014 2013	131,000 112,000 106,000	— — —	258,500 15,600 16,400	40,900 23,700 23,800	18,800 15,000 15,100	449,200 166,300 161,300
J. Robert McIlvoy, Senior Vice President of Retail	2015 2014 2013	117,600 115,300 113,000	— — —	255,300 14,500 15,900	37,000 22,300 23,500	18,700 13,700 14,500	428,600 165,800 166,900

(1)         The amounts under this column represent the estimate of aggregate cost of various stock awards to be recognized over the service period determined as of the grant date under Financial Accounting Standards Board Accounting Standards Codification 718, excluding the effect of estimated forfeitures, relating to restricted stock units (defined on page 13) granted to Mr. Rickard and to the other Named Executive Officers in 2015, 2014 and 2013.  These amounts were calculated based on the fair market value of a share of the Company’s Common Stock on the date of grant and on the assumption that all units would fully vest for each of the Named Executive Officers.

a.              Restricted Stock Units.  Under our Stock Award Plan we granted RSUs to Messrs. Rickard, Chrisco, Bauer, Carr, and McIlvoy as shown in the table below.  As required by FASB ASC 718, this column reflects the estimated aggregate cost of the RSUs to be recognized over the service period as of the grant date.

b.              Restricted Stock Units — Senior Management Bonus Plans.  Additionally, under our Senior Management Bonus Plan and our Stock Award Plan, a percentage of each participant’s total bonus award is paid in RSUs, as determined by the Company’s Compensation Committee.  For 2015, approximately 40% of the total bonuses awarded to Messrs. Chrisco, Bauer, Carr, and McIlvoy was represented by RSUs, with 1/3 vesting in January 2016, 1/3 vesting in January 2017, and 1/3 vesting in January 2018.  RSU’s awarded under our Senior Management Bonus Plan are awarded in the January following the performance year but the associated cost of the awards is reflected in the performance year, not the year of the grant.  The following table reflects the various grants of RSUs included in the table above.

(2)         75% of the cash awards earned in 2013, 2014 and 2015 under the Senior Management Bonus Plan were paid in the year earned.  The remaining 25% of the cash awards earned (the “Delayed Cash Awards”) in each year must meet additional conditions before it can be paid.  See the discussion above under “Currently Paid Compensation Elements — Senior Management Bonus Plan.”  The exception is Mr. Rickard who received his full bonus amount without delayed payment.

(3)         The amounts reported for 2015 are shown in the table below and reflect all perquisites and other personal benefits plus (A) the dollar value of life insurance premiums paid by us and (B) amounts we contributed to defined contribution plans.  For Mr. Rickard, the amount reported also includes $45,000 contributed to his deferred compensation account (See “Non-Qualified Deferred Compensation” later in this proxy statement) and the premiums we paid for an additional term life insurance policy with a death benefit of $500,000.

The perquisites and other personal benefits reported in the table below include (a) the dollar value of premiums for supplemental long-term disability insurance purchased for our senior management team and (b) the yearly car allowance or valuation.

	Additional All Other Compensation			Perquisites and Other Personal Benefits
Name	Life Insurance Premiums	401(k) Plan Matching Contribution	SERP Contribution	Disability Insurance Premiums	Car Allowance
James D. Rickard	2,664	10,600	45,000	3,818	3,300
Paul A. Chrisco	264	8,374	0	2,045	12,000
Michael K. Bauer	264	8,233	0	3,039	12,000
Scott P. Carr	264	5,581	0	977	12,000
J. Robert McIlvoy	264	4,701	0	1,703	12,000

Grants of Plan-Based Awards

This table shows the number of restricted stock units (defined on page 13) granted to each named executive officer in 2015. The restricted stock units vest over multiple periods.  See the table above for the number of RSUs that will vest on a particular vesting date.

Executive		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1),(2)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock
Officer	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Awards(3)
James D. Rickard	6/16/2015	—	—	—	—	—	—	20,000	$554,000
	11/30/2015	—	—	—	—	—	—	12,000	363,600
Paul A. Chrisco	6/16/2015	—	—	—	—	—	—	3,000	83,100
	11/30/2015	—	—	—	—	—	—	6,000	181,800
	1/19/2016	$12,600	$50,400	$93,240	251	1,002	1,854	—	33,587
Michael K. Bauer	6/16/2015	—	—	—	—	—	—	10,000	277,000
	1/19/2016	10,815	43,260	80,031	215	860	1,592	—	28,827
Scott P. Carr	11/30/2015	—	—	—	—	—	—	7,500	227,250
	1/19/2016	6,878	27,510	50,894	137	547	1,012	—	18,335
J. Robert McIlvoy	11/30/2015	—	—	—	—	—	—	7,500	227,250
	1/19/2016	6,174	24,696	45,688	123	491	909	—	16,458

(1)         Estimated Future payouts are based on meeting the net income goals for the Company.  60% of the Incentive Plan Award is paid in cash with the remaining 40% paid in stock.

(2)         The number of shares of stock in these columns are determined by dividing the 40% payout allocation by the Grant Date closing stock price.  The closing price on 1/19/2016 was $33.52.

(3)         The Grant Date Fair Values are based on the closing stock price on the Grant Dates as follows: $27.70 on 6/16/2015 and $30.30 on 11/30/2015.

Narrative Disclosure to Summary Compensation Table

We refer you to “Compensation Discussion and Analysis” above for a detailed discussion of the various components of compensation that our Named Executive Officers received in 2015.  Specifically, we refer you to the following sections:

•          “Senior Management Bonus Plan” for a discussion of the purpose of cash bonuses and the Delayed Cash Awards for 2015; and

•          “Restricted Stock Units” for a discussion of the purpose and terms of the restricted stock units.

Employment Agreements

As discussed in “Compensation Discussion and Analysis” above, we believe employment agreements help us attract and retain exceptional executives.  Employment agreements protect both us and our executives by clarifying in advance each party’s expectations and rights regarding responsibilities, compensation, and circumstances for termination.  We have entered into an employment agreement with each of Messrs. Rickard, Chrisco, and Bauer.  Messrs. Carr and McIlvoy do not have employment agreements.

Each employment agreement provides the executive with a base salary, which may be increased from time to time as approved by the Board of Directors.  The base salary for each of our Named Executive Officers in 2015 is set forth in the column labeled “Salary” in the Summary Compensation Table above. Each employment agreement had an initial term of two years and is automatically extended each year for an additional year on each annual anniversary date so that at any time the remaining term of the agreement will be from one to two years.  The automatic extensions will cease when either party notifies the other of its intention to stop such extensions.

During the term of their employment agreements, the executives are entitled to participate in any retirement benefit, or incentive plans provided to our employees and executives, to the extent commensurate with their then duties and responsibilities, including supplemental long term disability insurance.  In addition, we are required to maintain a $500,000 term life insurance policy for Mr. Rickard.  Both we and the executives have the right to terminate the employment agreements for any reason.  Each agreement contains provisions prohibiting the executive (during the remaining term of the employment agreement) from: (a) competing with the Company within 75 miles of our main office; (b) soliciting our customers; or (c) attempting to hire our employees.  Such provisions would apply if the executives were terminated or left the Company for any reason other than in the event of a “Change in Control.”

Outstanding Equity Awards Table

The following table summarizes unexercised stock options and restricted stock unit grants that have not vested for each of our Named Executive Officers as of December 31, 2015:

	Number of						Equity Incentive Plan Awards:
Executive Officer	Securities Underlying Unexercised Options That were Exercisable at Year End	Option Exercise Price (1)	Option Expiration Date	Number of Shares or Units That Have Not Vested		Market Value Shares or Units That Have Not Vested(13)	Number of Unearned Shares or Units That Have Not Vested		Market Value of Unearned Shares or Units That Have Not Vested(13)
James D. Rickard	3,000	$24.09	7/25/2016	2,334	(2)	$73,568	—		—
	5,000	$22.52	6/25/2017	30,000	(3)	$945,600	—		—
	—	—	—	5,333	(4)	$168,096	—		—
	—	—	—	10,000	(5)	$315,200	—		—
	—	—	—	12,000	(6)	$378,240	—		—
Paul A. Chrisco	3,000	$24.09	7/25/2016	14,000	(7)	$441,280	525	(9)	$16,548
	3,000	$22.52	6/25/2017	6,000	(8)	$189,120	815	(10)	$25,689
Michael K. Bauer	—	—	—	8,500	(11)	$267,920	506	(9)	$15,949
	—	—	—	—		—	698	(10)	$22,001
Scott P. Carr	1,000	$21.90	7/25/2016	7,500	(12)	$236,400	273	(9)	$8,605
	1,500	$20.47	6/25/2017	—		—	389	(10)	$12,261
J. Robert McIlvoy	2,000	$24.09	7/25/2016	7,500	(12)	$236,400	264	(9)	$8,321
	2,000	$22.52	6/25/2017	—		—	362	(10)	$11,410

(1)              The option exercise price of the stock options granted on July 26, 2006 and June 26, 2007 each include a 10% premium over the closing market price of a share of Common Stock on the relevant grant date; except for the options granted to Mr. Carr, which contain no such premium.

(2)              Vesting date — January 3, 2016.

(3)              Vesting dates: 10,000 units — March 18, 2017, 10,000 units — March 18, 2018 and 10,000 units — March 18, 2018.

(4)              Vesting dates: 2,666 units — January 2, 2015; 2,667 units — January 2, 2016; and 2,667 units — January 3, 2016.

(5)              Vesting date — November 30, 2016.

(6)              Vesting dates: 4,000 units — January 4, 2016; 4,000 units — January 4, 2017; and 4,000 units — January 4, 2018.

(7)              Vesting dates: 2,000 units — December 15, 2016; 3,500 units — December 15, 2017; 4,000 units — December 15, 2018; and 4,500 units — December 15, 2019.

(8)              Vesting dates: 2,000 units — January 4, 2016; 2,000 units — January 4, 2017; and 2,000 units — January 4, 2018.

(9)              For each executive officer, the vesting date is January 22, 2016.

(10)       For each executive officer, vesting dates: 1/2 units — January 14, 2016 and 1/2 units — January 14, 2017.

(11)       Vesting dates: 1,750 units — November 30, 2016; 2,750 units — November 30, 2017; and 4,000 units — November 30, 2018.

(12)       Vesting dates: 1,000 units — November 29, 2016; 1,000 units — November 30, 2017; 1,500 units — November 29, 2018; 1,750 units — November 29, 2019; and 2,250 units — November 29, 2020.

(13)       The market value of a share of YCB Common Stock was $31.52 at December 31, 2015.

Options Exercised and Stock Vested Table

The following table summarizes exercised stock options and restricted stock unit grants that vested for each of our named executive officers as of December 31, 2015:

	Option Awards		Stock Awards
Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
James D. Rickard	2,500	$8,100	17,000	$494,030
Paul A. Chrisco	2,500	$8,100	5,682	$167,366
Michael K. Bauer	—	—	3,085	$87,783
Scott P. Carr	500	$2,600	815	$21,770
J. Robert McIlvoy	2,500	$8,075	891	$23,794

Non-Qualified Deferred Compensation

In December 2011, we entered into a Deferred Compensation Agreement (or “SERP”) with Mr. Rickard.  In accordance with the terms of the SERP, we credited the amount of $40,000 to a deferred compensation account (or “SERP Account”) in Mr. Rickard’s name, for bookkeeping purposes only, in 2011 and 2012.  $45,000 was credited to such account in 2013, 2014, and 2015.  Prior to the close of each calendar year through the year of Mr. Rickard’s termination with the Company, we must credit a minimum of $35,000 to the SERP Account.  If Mr. Rickard terminates employment prior to December 31 of any calendar year, the amount to be credited to the SERP Account for the year of termination of employment will be pro-rated.  Upon termination of Mr. Rickard’s employment, the Company will distribute the SERP Account balance in a lump sum payment to Mr. Rickard on the first business day of the seventh month following the month in which he terminates.  All amounts credited to the SERP Account will be credited with interest at a rate equal to 120% of the Applicable Federal Long-Term Rate, compounded quarterly, until the SERP Account has been fully distributed.  The applicable interest rate for December 2015 was 3.10%.  Mr. Rickard is fully vested in the SERP Account.

Name	Company Contributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
James D. Rickard(1)	$45,000	$229,147
Paul A. Chrisco	—	—
Michael K. Bauer	—	—
Scott P. Carr	—	—
J. Robert McIlvoy	—	—

(1)         The amount reported in the “Company’s Contributions” and “Aggregate Balance” columns (except for credited interest) is reported under “All Other Compensation” in the Summary Compensation Table.

Potential Payments Upon Termination of Employment Agreement or Change in Control.

Messrs. Rickard, Chrisco, and Bauer are entitled to receive certain termination payments and change in control payments under the terms of their employment agreements.  We do not have a Company severance policy.

Payments upon Termination of Employment Agreement

Each of the executives will be entitled to the following severance benefits if, prior to a change in control of the Company, we terminate his employment agreement without cause, or he terminates his employment because we have materially breached the employment agreement and failed to cure the material breach within 15 days after we have received written notice of the breach (a “Qualifying Termination”):

•                  In equal monthly installments beginning with the first business day of the month following the date of termination, a cash severance amount equal to the executive’s “base salary” which the executive would have earned over the remaining term of his agreement; provided, however, the first six months of compensation payments may be required to be deferred to the seventh month in accordance with Section 409A of the Internal Revenue Code; and

•                 Subject to certain exceptions, continued participation in our group insurance plans for the remaining term of his agreement or until he is employed by another employer which provides similar benefits.

For purposes of computing an executive’s cash severance amount, the executive’s “base salary” will be his then current base salary, which cannot be less than the amount specified in his employment agreement.

Severance Payment Table

The following table summarizes the severance payments of base salary and the estimated cost to the Company of personal benefits that Messrs. Rickard, Chrisco, and Bauer would each receive, assuming a Qualifying Termination of his employment agreement as of December 31, 2015:

Name	Yearly Base Salary as of 12/31/15	Monthly Base Salary	Cost of Monthly Personal Benefits(1)	Termination Date of Employment Agreement as of 12/31/15	No. of Monthly Payments of Base Salary Due Upon Termination	Total Payment
James D. Rickard	$430,000	$35,833	1,680	July 26, 2017	19	$712,753
Paul A. Chrisco	210,000	17,500	1,332	July 3, 2017	19	357,808
Michael K. Bauer	206,000	17,167	1,415	March 31, 2017	15	278,725
Scott P. Carr(2)	n/a	n/a	n/a	n/a	n/a	n/a
J. Robert McIlvoy(2)	n/a	n/a	n/a	n/a	n/a	n/a

(1)         The amounts reflected in this column for the Named Executive Officers include premiums paid for long-term disability insurance, life insurance, health insurance, and our contributions to their Health Savings Accounts.  The annual cost of health insurance for each officer is estimated to be $12,252, except for Mr. Bauer, whose cost is estimated to be $12,257.

(2)         Messrs. Carr and McIlvoy do not have employment agreements with the Company.

Payments Upon “Change in Control”

Definition of “Change in Control”

A “Change in Control” is currently defined in each of the employment agreements for Mr. Rickard, Mr. Chrisco, and Mr. Bauer to correspond with the definition of “a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company,” as defined in Section 409A of the Code and corresponding regulations.

If a Change in Control occurs, assuming they are still employed with us, each of the Named Executive Officers with Employment Agreements will be entitled to receive lump sum payments in the amounts and in the circumstances described in the “Compensation Discussion and Analysis” section above under “Payments under Employment Agreements upon Change in Control or Termination of Employment.”  However, the lump sum payment will be deferred until the first business day of the seventh month following the date of the Change in Control of the Company in accordance with Section 409A of the Code if the executive meets the definition of a “specified employee” under that section.

The executives will also be entitled (subject to certain restrictions, including those imposed by Sections 280G and 4999 of the Code) to continue to participate in our group insurance plans for a period of 24 months (36 months in the case of Mr. Rickard) from the date of the Change in Control or until employed by another employer who provides similar benefits.  Except for Mr. Rickard, payments and/or benefits will be reduced to the extent necessary to ensure that the executives do not receive any “parachute payment” as such term is defined under Section 280G of the Code.  The restricted stock units awarded to each Named Executive Officer will accelerate upon a Change in Control.  Further, the Company will pay Mr. Rickard gross-up fees to cover any excise taxes imposed upon him under Section 280G.

Change in Control Compensation Table

The following table summarizes the Change in Control Compensation that Messrs. Rickard, Chrisco, and Bauer would each be entitled to receive, assuming (1) each was entitled to receive such payment; and (2) the Change in Control occurred as of December 31, 2015.

Name	Cost of Multiple of Base Salary to be Provided by the Company(1)	Cost of Personal Benefits to Company (2),(3)	Cost of Multiple of Average Car Allowance to be Provided by the Company(4)	Cost of Multiple of Average Yearly Bonus to be Provided by the Company(5)	Unvested Outstanding Stock Awards(6)	Total Payment
James D. Rickard	$1,290,000	$60,477	n/a	n/a	$1,880,704	$3,231,181
Paul A. Chrisco	420,000	31,972	$21,400	$222,200	672,637	1,368,209
Michael K. Bauer	412,000	33,970	21,000	185,600	305,870	958,440
Scott P. Carr	n/a	n/a	n/a	n/a	257,266	257,266
J. Robert McIlvoy	n/a	n/a	n/a	n/a	256,132	256,132

(1)         Mr. Rickard would receive a payment equal to three times yearly base salary upon a Change in Control.  Messrs. Chrisco and Bauer would each receive a payment equal to two times the yearly base salary plus two times average bonus and car allowance upon termination of employment within 24 months after a Change in Control.

(2)         Cost to the Company of personal benefits for 36 months for Mr. Rickard and 24 months for Messrs. Chrisco and Bauer.

(3)         The amounts reflected in this column include (i) premiums paid for life insurance, for long-term disability insurance and supplemental long-term disability insurance purchased for our senior management team, and (ii) $12,252 in premiums for health insurance benefits that Messrs. Rickard and Chrisco would receive upon a Change in Control and $12,257 for Mr. Bauer, as well as the Company’s cost for health savings account contributions.

(4)         Two times the average car allowance for the past two years.  Applicable only to Messrs. Chrisco and Bauer.

(5)         Two times the average yearly bonus paid for 2014 and 2015.  Applicable only to Messrs. Chrisco and Bauer.  The amounts reflected in this column assume that the officers would qualify to receive the 25% component of the bonuses earned under the 2015 Senior Management Bonus Plan that is payable if certain conditions concerning nonperforming assets, tangible equity, net income, and performance ratings continue to be met. (See discussion under “Currently Paid Compensation Elements—Senior Management Bonus Plan.”)

(6)         Reflects the acceleration of vesting of time-vesting RSUs.  Includes the full value of the underlying shares, based on the $31.52 per share trading price of YCB stock at 12/31/2015, without taking into account the proximity of the scheduled vesting date.

Compensation Committee Report

The Compensation Committee of our Board of Directors has furnished the following report:

The Compensation Committee determines the total compensation of the Company’s President/Chief Executive Officer.  With input from the Company’s President/Chief Executive Officer, Chief Financial Officer, and Senior Vice President/Human Resources Director, the Compensation Committee also determines the total short-term and long-term compensation of the Directors and other executive officers of the Company.  The Compensation Committee does not have the power to delegate its authority.  For a discussion of the Compensation Committee’s Charter and the Company’s Executive Compensation Philosophy Statement, see the “Compensation Philosophy” section above under “Compensation Discussion and Analysis.”

To determine the compensation for the President/Chief Executive Officer, other executive officers, and directors, the Compensation Committee reviews the following items, as applicable:

•    the individual’s current total compensation package;

•    the Company’s financial performance;

•    how well the individual met the performance goals the Compensation Committee previously established for the individual;

•    the importance of the individual to the Company’s financial performance;

•    economic conditions within the industry;

•    industry surveys and other information regarding compensation paid to executives and directors performing similar duties for financial institutions in the Company’s market area or financial institutions of a size comparable to the Company, wherever located; and

•    the size of the Company and the complexity of its operations.

The Compensation Committee periodically reviews each component of the Company’s executive compensation program to ensure that pay levels and incentive opportunities are competitive and that incentive opportunities are linked to various Company performance targets, which may include net income, asset quality, and regulatory compliance.  The Compensation Committee places significant weight on the recommendations of our President/Chief Executive Officer, as well as economic conditions and peer group compensation surveys, to provide additional information to support the compensation planning process.  As described in more detail in the “Process for Determining Compensation” section above under “Compensation Discussion and Analysis,” the Compensation Committee has employed compensation consultants in recent years to review our proposed incentive compensation programs and to conduct overall compensation reviews for our senior management team and certain other officers.  The consultants have reported directly to the Compensation Committee, and the Committee discussed, reviewed, and approved all consulting projects performed at their discretion.

The Compensation Committee annually reviews the Company’s compensation plans (see the “Compensation Policies and Practices Relating to Risk Management” section above under “Compensation Discussion and Analysis”) in light of the risks posed by such plans, and we do not believe that risks arising from the compensation policies and practices for our employees are reasonably likely to have a material adverse effect upon the Company.

Please refer to “Compensation Discussion and Analysis” above for a more thorough discussion of the Company’s philosophy and procedures. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on the Compensation Committee’s review of the Compensation Discussion and Analysis and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2015 Annual Shareholders’ Meeting.

COMPENSATION COMMITTEE MEMBERS

R. Wayne Estopinal, Committee Chairman	Gary L. Libs	Kerry M. Stemler	James E. Geisler

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee received fees totaling $120,000 or more during 2015.

In addition, Directors of the Company, including the members of the Compensation Committee (R. Wayne Estopinal, Gary L. Libs, Kerry M. Stemler, and James E. Geisler), have loans from Your Community Bank that were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

For additional information concerning transactions with related persons, see Note 4 — “Loans — Related Party Loans” and Note 8 - “Deposits” of our December 31, 2015 audited consolidated financial statements included in our Annual Report on Form 10-K.

Proposal 3:  Approval (on a Non-Binding Advisory Basis) of Our Executive Compensation

As required by Section 14A of the Securities and Exchange Act of 1934, as amended, we are seeking advisory shareholder approval on the compensation paid to our Named Executive Officers as disclosed in this proxy statement (commonly referred to as “Say-on-Pay”).

In the section of this proxy statement entitled “Compensation Discussion and Analysis,” we have described the compensation packages for our executive management team, as well as the process by which our Compensation Committee determines the compensation for our executive management team.  Further, the sections of this proxy statement beginning with “Summary Compensation Table” and ending with “Potential Payments upon Termination of Employment Agreement or Change in Control” describe in specific detail the compensation that we paid our Named Executive Officers in 2015.

We believe this disclosure provides our shareholders with the information they need to make an informed decision regarding whether or not to approve our compensation programs for our Named Executive Officers.  We ask that you vote in favor of the following proposal:

“The Company’s overall compensation programs for its Named Executive Officers, as described in the Compensation Discussion and Analysis section and the Executive Compensation section of this proxy statement, are APPROVED.”

If you submit a proxy but there is no designation on your proxy as to how the shares represented should be voted, the proxy will be voted for the approval of the compensation paid to the Company’s Named Executive Officers.  The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this proposal will be required for approval.

Your vote on this Proposal 4 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board of Directors.  The vote will not be construed to overrule any decision by the Company or the Board of Directors; to create or imply any change to the fiduciary duties of the Company or the Board of Directors; or to create or imply any additional fiduciary duties for the Company or the Board of Directors.  However, our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the compensation paid to our Named Executive Officers as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that you vote FOR the Proposal to Approve (on a Non-Binding Advisory Basis) Our Executive Compensation.

Stock Ownership Tables

By Certain Beneficial Owners

The table below shows persons known to us, as of March 18, 2016, to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares(1)
Wellington Management Group LLP	359,343	(2)	6.59%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210
Sy Jacobs / Jacobs Asset Management, LLC	385,416	(3)	7.07%
11 East 26th Street, Suite 1900
New York, NY 10010

(1)                   Based on 5,453,021 shares of our common stock outstanding as of March 18, 2016.

(2)                   Based on a Schedule 13G filed with the SEC on February 11, 2016, by Wellington Management Group LLP on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2015. The Schedule 13G reflects 359,343 shares held with shared voting and dispositive power.

(3)                   Based on a Schedule 13G/A filed with the SEC on February 16, 2016, by Sy Jacobs and Jacobs Asset Management, LLC on their own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2015. The Schedule 13G/A reflects 385,416 shares held with shared voting and dispositive power.

By Directors, Director Nominees, and Executive Officers

The table below shows, as of March 18, 2016, the amount of our Common Stock that is beneficially owned by the members of our Board of Directors and our Named Executive Officers and by all of our Directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Not Subject to Options or Vesting of RSUs (1),(2)		Number of Shares Subject to Exercisable Options(2),(3)	Total Number of Shares Beneficially Owned	Percent of Class(4)
George M. Ballard	20,251	(5)	0	20,251	*
R. Wayne Estopinal	17,875	(6)	0	17,875	*
James E. Geisler	10,250		0	10,250	*
Phillip J. Keller	921		0	921	*
Gerald T. Koetter	104,995	(7)	0	104,995	1.93%
Gary L. Libs	190,743	(8)	0	190,743	3.50%
James D. Rickard	58,147	(9)	8,000	66,147	1.21%
Kerry M. Stemler	102,730	(10)	0	102,730	1.88%
Steven R. Stemler	21,757	(11)	0	21,757	*
Michael K. Bauer	7,442	(12)	0	7,442	*
Scott P. Carr	3,938		1,500	5,438	*
Paul A. Chrisco	21,951	(13)	6,000	27,951	*
J. Robert McIlvoy	7,256	(14)	4,000	11,256	*
Total of all Directors and Executive Officers as a group.	594,954		33,500	628,454	11.45%

*Ownership is less than 1%.

(1)                   All entries based on information provided to the Company by its Directors and executive officers.

(2)                   For purposes of this table, a person is considered to beneficially own shares of Common Stock if he directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he has the right to acquire the shares under options which are exercisable currently or within 60 days of March 18, 2016.  Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted.  A person is considered to have shared voting and investment power over shares indicated as being owned by the wife or the IRA of the wife of that person.

(3)                   In addition to the “Number of Shares Subject to Exercisable Options,” each director and employee beneficial owner holds the following unvested RSUs, which are not included in the table above.

Name of Beneficial Owner	Number of Unvested RSUs
George M. Ballard	1,750
R. Wayne Estopinal	1,750
James E. Geisler	1,750
Phillip J. Keller	1,750
Gerald T. Koetter	1,750
Gary L. Libs	1,750
James D. Rickard	59,667
Kerry M. Stemler	1,750
Steven R. Stemler	1,750
Michael K. Bauer	11,167
Scott P. Carr	9,093
Paul A. Chrisco	23,145
J. Robert McIlvoy	8,961
Total of all Directors and Executive Officers as a group.	151,951

For more information regarding the RSUs, see the sections titled “Compensation Discussion and Analysis /Long-Term Compensation Elements- Restricted Stock Units” and “Executive Compensation Tables — Grants of Plan-Based Awards.”

(4)                   Shares of Common Stock attributed to a named person by virtue of options exercisable currently or within sixty days of March 18, 2016 are deemed outstanding for purposes of computing the percentage of outstanding shares of Common Stock owned by such person (and for all Directors and executive officers as a group) but are not deemed outstanding for purposes of computing the percentage of any other person

(5)                   Includes 3,790 shares held in Mr. Ballard’s IRA.

(6)                   All shares are owned jointly by Mr. Estopinal and his wife.

(7)                   Includes (a) 56,000 shares held by Koetter Financial Investments LLC, a family held limited liability company, of which Mr. Koetter is a partial owner and managing member, (b) 11,230 shares held in Mr. Koetter’s IRA, (c) 829 shares owned by Mr. Koetter’s wife, (d) 936 shares owned by his children, and (e) 36,000 shares held in the C. Thomas Young Family Trust, of which Mr. Koetter serves as a co-trustee.  Mr. Koetter has served as a director of the Company since 2011.

(8)                   Includes (a) 15,000 shares held in Mr. Libs’s IRA, (b) 48,455 shares owned jointly by Mr. Libs and his wife, (c) 5,848 shares owned by his wife and (d) 12,264 shares held in his wife’s IRA.

(9)                   Includes 6,699 shares held in Mr. Rickard’s IRA, and 15,350 shares owned jointly with his wife.

(10)            Includes (a) 81,545 shares held jointly with Mr. Stemler’s wife, (b) 11,646 shares held in Mr. Stemler’s IRA, (c) 383 shares owned by Mr. Stemler’s daughter, and (d) 9,156 shares held in his wife’s IRA.

(11)            Includes 12,507 shares owned jointly with his wife.

(12)            Includes 4,081 shares held in Mr. Bauer’s IRA.

(13)            Includes 3,665 shares held in Mr. Chrisco’s IRA.

(14)            Includes 495 shares held in Mr. McIlvoy’s IRA.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% shareholders to file with the SEC reports of ownership and changes in ownership of our common stock.  All ownership reports were timely filed in 2015.

Executive Officers Who Are Not Directors

Set forth on the following page is information about our executive officers who do not serve as directors, including their business experience for at least the past five years and their ages as of March 18, 2016.  Our officers are elected annually by the Board of Directors for a term of one year or until their successors are elected and qualify, though they serve at the pleasure of the board.

Name	Age	Positions with the Company
Paul A. Chrisco	47

Executive Vice President and Chief Financial Officer of the Company. Senior Vice President and Chief Financial Officer from 2001 until 2008. He has held financial officer and accounting positions with the Company since 1997.

Kevin J. Cecil	61

Executive Vice President of the Company. Senior Vice-President from 2002 until 2008. Director of Your Community Bank since December 2001. President and Chief Executive Officer of Your Community Bank since August 2001 and oversees the Business Services operations of Your Community Bank. Mr. Cecil has been in the financial services industry since 1977.

Michael K. Bauer	61

Executive Vice President and Chief Credit Officer of the Company and Your Community Bank since 2008. Executive Vice President, MainSource Bank, Greensburg, Indiana, from 2006 until 2008. Mr. Bauer has previously served as President, South Region, of MainSource Bank, New Albany, Indiana, and as President and Chief Executive Officer of Regional Bank, New Albany, Indiana. Mr. Bauer has spent his entire career in banking.

Bill D. Wright	56

Executive Vice President, Treasurer and Director of Planning for the Company since 2008. Senior Vice President, treasurer and director of planning from 2006 until 2008. Mr. Wright has held various financial positions in the banking industry since 1995.

Scott P. Carr	40

Senior Vice President (Audit and Risk Management) and Internal Auditor for the Company, having been appointed in 2009. He also serves as Corporate Compliance Officer, Community Reinvestment Officer, and Privacy Officer. He was the Bank Secrecy Act Officer and the Information Security Officer until January, 2010. He served as the Compliance Officer and Bank Secrecy Act Officer at Your Community Bank from March 7, 2005 until 2009.

J. Robert McIlvoy	55	Senior Vice President of the Company since December 2001 and oversees its retail operations. Mr. McIlvoy has been in the financial services industry since 1984.
Lisa B. Morley	57	Senior Vice President and Human Resources Director of the Company since 2010. Mrs. Morley has held various senior human resources positions in the banking industry since 1978.

Voting Information

Outstanding Number of Shares; One Vote per Share

On March 18, 2016, there were 5,453,021 shares of Company Common Stock issued and outstanding, and we have no other class of equity securities outstanding that are entitled to vote at this Annual Meeting.  Each share of Common Stock is entitled to one vote at the Annual Meeting on each matter properly presented at the meeting.

Record Date; Voting by Shareholders of Record

The record date for this Annual Meeting is March 18, 2016.  If, at the close of business on March 18, 2016, your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, you are considered the shareholder of record of those shares and we have made these proxy materials available to you via the Internet or mailed them to you.  You may vote your shares by Internet, telephone, or by mail as further described below.  Your vote authorizes each of Gary L. Libs and James D. Rickard as proxies, each with the power to appoint his or her substitute, to represent and vote your shares by proxy as you directed.

•                  Vote by Internet — www.proxyvote.com.  Use the internet to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. (Eastern Daylight Time) on May 16, 2016.  Please have your Meeting Notice or proxy card available and follow the instructions to vote.

•                  Vote by Telephone — 1-800-690-6903.  Use the telephone to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. (Eastern Daylight Time) on May 16, 2016.  Please have your Meeting Notice or proxy card available and follow the instructions to vote.

•                  Vote by Mail — Mark, sign, and date your proxy card and return it in the postage-paid envelope provided by May 9, 2016.  If you have misplaced the postage-paid envelope that was provided to you, please mail your voted proxy card to our transfer agent, Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 1717.

Only the latest, dated proxy received from you, whether by Internet, telephone or mail, will be voted at the Annual Meeting.  If you vote by Internet or telephone, please do not mail your proxy card.

Voting by Beneficial Owners of Record

If at the close of business on March 18, 2016, your shares are held in street name in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of such shares.  These proxy materials are being made available to you by your bank, broker, trustee, or nominee that is considered the shareholder of record of those shares.  As the beneficial owner, you have the right to direct, via the Internet or by telephone, your bank, broker, trustee, or nominee on how to vote your shares if the bank, broker, trustee, or nominee offers these options, or by signing and returning a proxy card to them.  Your bank, broker, trustee, or nominee will send you instructions for voting your shares.

If you wish to vote in person at the Annual Meeting but you hold your stock in street name (that is, in the name of a broker, bank, or other institution), then you must have a proxy from the broker, bank, or institution in order to vote at the annual meeting.

How Your Votes Will Be Voted

If you vote by Internet, telephone, or by signing and returning a proxy card, your shares will be voted in accordance with the instructions you provide.  If you vote without providing contrary instructions, your proxy will be voted in the following manner:

•                  FOR the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for 2016 ;

•                  FOR the nominees for director as described in this proxy statement;

•                  FOR the approval (on a non-binding advisory basis) of our executive compensation;

•                  FOR the transaction of such other business as may properly come before the Annual Meeting, in accordance with the judgment of the persons appointed as proxies.

As of the date of this proxy statement management is not aware of any such other business.

The proxies being solicited may be exercised only at the Annual Meeting and any adjournment of the Annual Meeting and will not be used for any other meeting.

We expect no matters to be presented for action at the Annual Meeting other than the items described in this proxy statement.  If, however, you vote by Internet, telephone, or by signing and returning a proxy card, you will give to the persons named as proxy herein discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such other matter in accordance with their best judgment.

Revoking a Proxy

You may revoke or change your proxy at any time before it is exercised by (i) filing with the Secretary of the Company (Matthew A. Muller, Corporate Secretary, Your Community Bankshares, Inc., 101 West Spring St., New Albany, Indiana 47150) written notice of revocation; (ii) submitting to the Secretary a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and (after having given the Secretary notice of your intention to vote in person) voting your shares of our Common Stock in person.  If your shares are held through a broker, please contact the broker to revoke or change your proxy or obtain a proxy in order to vote in person at the Annual Meeting.  If you vote by Internet or telephone, you may change your proxy vote simply by voting again by Internet or telephone.

Votes Required

Inspectors of Election will count votes cast at the Annual Meeting.

Proposals to Elect 3 Directors.  Our directors are elected by a plurality of the votes cast at the Annual Meeting.  A “plurality” means that the three nominees receiving the most votes for director positions expiring in 2018 will be elected directors.

Proposal to Ratify the Appointment of Auditors; and Proposal to Approve (on a Non-Binding Advisory Basis) our Executive Compensation. Each proposal will be approved if the votes cast for the proposal exceed the votes cast against the proposal at the Annual Meeting.  Abstentions will not be counted as votes for or against the proposal and will not be included in calculating the number of votes necessary for approval.

Effect of Not Voting by Beneficial Owners; Broker Non-Votes

If you are a beneficial owner and you do not provide voting instructions to your broker, bank, or other holder of record holding shares for you, your shares will not be voted with respect to any proposal for which your broker does not have discretionary authority to vote.  Rules governing brokers, banks, and other entities of record holding your shares determine whether proposals presented at shareholder meetings are “discretionary” or “non-discretionary.”  If a proposal is determined to be discretionary, your broker, bank, or other holder, of record is permitted to vote on the proposal without receiving voting instructions from you.  A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

If you are a beneficial owner and do not provide voting instructions, your bank, broker, or other holder of record is permitted to vote your shares for the ratification of our independent registered public accounting firm but is not permitted to vote your shares (a) on the election of directors, (b) to approve (on a non-binding advisory basis) our executive compensation.

Without your voting instructions on these matters, a broker non-vote will occur.  Shares subject to broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for the approval of such matters to be presented at the meeting.  However, shares represented by proxies containing both broker non-votes and a vote on any matter will be considered present at the annual meeting for purposes of determining the existence of a quorum.

Quorum

The presence in person or by proxy of at least a majority of the outstanding shares of our Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  A share of our Common Stock is deemed present for quorum purposes once it is represented at our Annual Meeting.  Shares of our Common Stock represented by properly executed and returned proxies will be treated as present.  Shares of our Common Stock held in the name of an individual who attends our Annual Meeting are deemed present “in person” at our Annual Meeting.  Shares of our Common Stock present at the Annual Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

Other Matters at Annual Meeting

Management is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement.  However, if any matters should properly come before the Annual Meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

Proxy Solicitations

We will pay all of the expenses of this solicitation of proxies.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of our Common Stock.  In addition to solicitations by mail, our directors, officers, and employees may solicit proxies personally or by telephone without additional compensation.

Annual Report

Our Annual Report to Shareholders for the year ended December 31, 2015, our Annual Report on Form 10-K for fiscal year 2015, and this proxy statement are being made available to our shareholders on or about April 7, 2016.  The Annual Report and Form 10-K are not a part of the proxy solicitation materials.

Multiple Shareholders Sharing the Same Address

If you have chosen to request paper copies of the Proxy Statement, Proxy Card, Annual Report to Shareholders, and Annual Report on Form 10-K, a single Proxy Statement, as well as a single copy of our Annual Report to Shareholders and Annual Report on Form 10-K will be delivered to multiple shareholders sharing an address (“Householding”) unless we have received contrary instructions from one or more of the affected shareholders.  We will, however, send a separate proxy card to each security holder sharing the same address.  If, at any time, you no longer wish to participate in Householding and would prefer to receive a separate Proxy Statement as well as a separate copy of our Annual Report to Shareholders and Annual Report on Form 10-K, please notify your broker or direct your written request to Your Community Bankshares, Inc., Attn:  Matthew A. Muller, Corporate Secretary, 101West Spring St., New Albany, Indiana 47150, or contact Mr. Muller at (812) 981-7744.  If your broker is not currently Householding (i.e., you received multiple copies of our Proxy Statement as well as our Annual Report to Shareholders and Annual Report on Form 10-K), and you would like to request delivery of a single copy, you should contact your broker.

Directions to Shareholders’ Meeting

Our shareholders’ meeting will be held at the meeting room on the fourth floor of the Company’s Main Office, 101 West Spring Street, New Albany, Indiana.  If you need directions, please contact Matthew A. Muller, Corporate Secretary, at Your Community Bankshares, Inc., 101 West Spring St., New Albany, Indiana 47150, or contact Mr. Muller at (812) 981-7744.

Shareholder Communications with the Board of Directors

We do not have a formal process for our shareholders to send communications to our Board of Directors.  As a community banking organization, the Board of Directors has not viewed it as necessary to adopt a formal process; all directors are open to receiving communications from shareholders.  Our Board of Directors welcomes communications from our shareholders.  Shareholders may communicate with any member of the Board of Directors, including the chairman of any committee, an entire committee, only independent directors or all directors as a group, by sending written communications to: Your Community Bankshares, Inc., 101 West Spring Street, New Albany, Indiana 47150, Attention: Corporate Secretary.

A shareholder must include his or her name and address in any such written communication and indicate whether he or she is a Company shareholder.

The Corporate Secretary will forward all communications to the appropriate director or directors.  Complaints regarding accounting, internal controls or auditing will be forwarded to the chair of the Audit Committee.

Shareholder Proposals for 2017 Annual Meeting

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to our principal executive offices, 101 West Spring St., New Albany, Indiana 47150, Attn: Matthew A. Muller, Corporate Secretary, no later than December 8, 2016.  We urge that any such proposals be sent certified mail, return receipt requested.

If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you do not need to contact us in advance.  However, if you do not notify us on or before February 21, 2017 of any matter that you wish to present at next year’s annual meeting, then the shareholders’ proxies that we solicit in connection with our 2017 Annual Meeting of Shareholders will confer on the proxy-holders discretionary authority to vote on the matter that you present at our 2017 Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. YOUR COMMUNITY BANKSHARES, INC. ATTN: MATTHEW MULLER 101 WEST SPRING STREET NEW ALBANY, IN 47150-3610 E06024-P73997 YOUR COMMUNITY BANKSHARES, INC. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Except For All Withhold All The Board of Directors recommends you vote FOR the following: ! ! ! 2. Election of Director Nominees for a term expiring in May 2019 Nominees: 01) R. Wayne Estopinal 02) Gary L. Libs 03) Kerry M. Stemler For Against Abstain The Board of Directors recommends you vote FOR proposals 1 and 3. ! ! ! 1. Ratification of the appointment of Crowe Horwath LLP as independent registered public accounting firm for the fiscal year ending December 31, 2016. ! ! ! 3. Approval (on a non-binding advisory basis) of the Company's overall executive compensation programs and procedures, as described in the Compensation Discussion and Analysis and the Executive Compensation sections of the proxy statement. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E06025-P73997 YOUR COMMUNITY BANKSHARES, INC. Annual Meeting of Shareholders May 17, 2016 This proxy is solicited by the Board of Directors The undersigned hereby appoints Gary L. Libs and James D. Rickard, or either of them, as proxies, with full power to act alone, each with the power to appoint his substitute, to vote the shares of the undersigned in Your Community Bankshares, Inc. ("YCB") at the Annual Meeting of Shareholders to be held on May 17, 2016 at 9:00 a.m., local time, at 101 West Spring Street, 4th Floor Meeting Room, New Albany, Indiana, and any and all adjournments or postponements thereof. If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the reverse side. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 2 AND FOR PROPOSAL 1 AND 3. The undersigned acknowledges receipt from YCB, prior to the execution of this proxy, of Notice of the Annual Meeting of Shareholders. Continued and to be signed on reverse side